Walmart Reports Fourth Quarter Results

•Strong revenue growth of 5.7% with operating income growing faster at 30.4%; adjusted operating income up 13.2%[1]
•eCommerce up 23% globally, surpassing $100 billion for the year
•GAAP EPS of $2.03; Adjusted EPS of $1.80[1]
•Company provides outlook for Q1 and FY25
•Company raises annual dividend 9%

“
Our team delivered a great quarter, finishing off a strong year. We crossed $100 billion in eCommerce sales and drove share gains as our customer experience metrics improved, even during our highest volume days leading up to the holidays. We’re proud of the team and excited about building on our momentum as we work to bring prices down for our customers and members.”

Doug McMillon
President and CEO, Walmart

BENTONVILLE, Ark., Feb 20, 2024 – Walmart Inc. (NYSE: WMT) announces fourth quarter results, including strong revenue growth of 5.7%. The Company’s omnichannel model continues to resonate with customers helping to deliver strong growth, including comp sales of 4.0%[3] for Walmart U.S. Looking ahead, the company issues guidance for FY25, including growth in net sales in constant currency (“cc”)[1] of 3% to 4% and operating income of 4% to 6%.

Fourth Quarter Highlights

•Consolidated revenue of $173.4 billion, up 5.7%, or 4.9% (cc)[1]
•Consolidated gross margin rate up 39bps due to improvement at Walmart U.S.
•Consolidated operating income up $1.7 billion, or 30.4%; adjusted operating income up 13.2%[1] , positively affected by currency and LIFO of 2.3% and 1.0%, respectively
•Global eCommerce sales grew 23%
•Global advertising business[2] grew approximately 33%, including 22% for Walmart Connect in the U.S.
•Adjusted EPS[1] of $1.80 excludes the effect, net of tax, from a net gain of $0.23 on equity and other investments
•Walmart agrees to buy VIZIO HOLDING CORP. to further accelerate Walmart Connect in the U.S.

Full Year Highlights

•Consolidated revenue of $648.1 billion, up 6.0%, or 5.5% (cc)[1]

•Global advertising business[2] grew approximately 28% to reach $3.4 billion

•Consolidated operating income up $6.6 billion, or 32.2%; adjusted operating income up 10.2%[1], growing faster than sales

•ROA at 6.6%; ROI at 15.0%[1], up 230 bps

•GAAP EPS of $5.74; Adjusted EPS of $6.65[1]

[1] See additional information at the end of the release regarding non-GAAP financial measures.
[2] Our global advertising business is recorded in either net sales or as a reduction to cost of sales, depending on the nature of the advertising arrangement.
[3] Comp sales for the 13-week period ended January 26th, 2024 compared to the 13-week period ended January 27th, 2023, and excludes fuel. See Supplemental Financial Information for additional information.

“cc” - constant currency

Key Financial Metrics Dollars in billions, except per share data. Dollar and percentage changes may not recalculate due to rounding. Charts may not be to scale.

Balance Sheet and Liquidity

•Cash and cash equivalents of $9.9 billion
•Total debt of $46.9 billion[2]
•Operating cash flow for FY’24 of $35.7 billion, an increase of $6.9 billion
•Free cash flow for FY’24 of $15.1 billion[1], an increase of $3.1 billion
•Repurchased 18.2 million shares[3] for FY’24, or $2.8 billion
•Inventory of $54.9 billion, a decrease of $1.7 billion
[1] See additional information at the end of this release regarding non-GAAP financial measures.
[2] Debt includes short-term borrowings, long-term debt due within one year, finance lease obligations due within one year, long-term debt and long-term finance lease obligations.
[3] $16.5 billion remaining of $20 billion authorization approved in November 2022.
NM = Not Meaningful

Business Highlights and Strategic Initiatives Dollars in billions, except as noted. Dollar and percentage changes may not recalculate due to rounding.

Walmart U.S.	FY’24Q4	FY’23Q4	Change		FY’24	FY’23	Change
Net sales	$117.6	$113.7	$3.9	3.4%	$441.8	$420.6	$21.3	5.1%
Comp sales (ex. fuel)[2]	4.0%	8.3%	NP	NP	5.6%	6.6%	NP	NP
Transactions	4.3%	1.8%	NP	NP	NP	NP	NP	NP
Average Ticket	-0.3%	6.3%	NP	NP	NP	NP	NP	NP
eCommerce contribution to comp	~240 bps	~140 bps	NP	NP	NP	NP	NP	NP
Operating income	$6.1	$5.4	$0.7	12.9%	$22.2	$20.6	$1.5	7.4%

Walmart U.S.
•Delivered strong growth in both in-store and digital transaction counts; unit volumes increased
•Share gains in grocery and general merchandise, primarily among higher-income households
•Growth in eCommerce of 17%, led by strength in pickup & delivery
•Walmart Connect advertising sales grew 22%
•Sales strength led by grocery and health & wellness, while general merchandise sales declined modestly
•Gross profit rate increased 64 bps; operating expense deleverage of 30 bps
•Inventory declined 4.5% with higher in-stock levels

Walmart International	FY’24Q4	FY’23Q4	Change		FY’24	FY’23	Change
Net sales	$32.4	$27.6	$4.8	17.6%	$114.6	$101.0	$13.7	13.5%
Net sales cc1	$31.2	$27.6	$3.6	13.0%	$111.7	$101.0	$10.7	10.6%
Operating income	$1.4	$0.3	$1.1	397.6%	$4.9	$3.0	$1.9	65.6%
Operating income cc1	$1.3	$0.3	$1.0	347.1%	$4.4	$3.0	$1.4	48.5%
Adjusted operating income cc1	$1.3	$1.1	$0.2	13.5%	$4.4	$3.8	$0.6	15.4%

Walmart International
•Growth in net sales cc1 of 13.0% led by Flipkart, Walmex, and China, helped by strong growth of festive events
•eCommerce sales increased 44%, led by marketplace and omnichannel offerings, penetration up across markets
•Advertising3 business grew 76%, led by Flipkart and Walmex
•Timing of Flipkart’s The Big Billion Days positively affected growth for Q4
•Adjusted operating income cc1 up 13.5%, growing ahead of sales with strength across markets

1 See additional information at the end of this release regarding non-GAAP financial measures.
2 Comp sales for the 13-week and 52-week periods ended January 26th, 2024 compared to the 13-week and 52-week periods ended January 27th, 2023, and excludes fuel. See Supplemental Financial Information for additional information.
3 Our global advertising business is recorded in either net sales or as a reduction to cost of sales, depending on the nature of the advertising arrangement.
NP - Not provided
cc - constant currency

Sam’s Club U.S.	FY’24Q4	FY’23Q4	Change		FY’24	FY’23	Change
Net sales	$21.9	$21.4	$0.4	2.0%	$86.2	$84.3	$1.8	2.2%
Net sales (ex. fuel)	$19.4	$18.8	$0.6	3.3%	$75.1	$71.7	$3.4	4.7%
Comp sales (ex. fuel)[1]	3.1%	12.2%	NP	NP	4.8%	10.5%	NP	NP
Transactions	3.6%	6.7%	NP	NP	NP	NP	NP	NP
Average Ticket	-0.4%	5.2%	NP	NP	NP	NP	NP	NP
eCommerce contribution to comp	~190 bps	~120 bps	NP	NP	NP	NP	NP	NP
Operating income	$0.6	$0.5	$0.1	20.4%	$2.2	$2.0	$0.2	11.6%

Sam’s Club U.S.
•Solid comp sales, led by food and consumables as well as increases in transactions and unit volumes
•Gained dollar and unit market share in grocery
•Growth in eCommerce sales of 17% led by delivery and curbside
•Strong growth in membership income, up 10.0%, with record total membership and Plus penetration at quarter end
•Advertising business2 up 11% with record number of advertisers investing with MAP

1 Comp sales for the 13-week and 52-week periods ended January 26th, 2024 compared to the 13-week and 52-week periods ended January 27th, 2023, and excludes fuel. See Supplemental Financial Information for additional information.
2 Our global advertising business is recorded in either net sales or as a reduction to cost of sales, depending on the nature of the advertising arrangement.
NP - Not provided

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Guidance

The following guidance reflects the Company’s expectations for the first quarter and fiscal year 2025 and is provided on a non-GAAP basis as the Company cannot predict certain elements that are included in reported GAAP results, such as the changes in fair value of the Company’s equity and other investments. Growth rates reflect an adjusted basis for prior year results. Additionally, the Company’s guidance assumes a generally stable consumer and continued pressure from its mix of products and formats globally. The Company’s fiscal year guidance is based on the following FY24 figures: Net sales: $642.6 billion, adjusted operating income[1]: $27.1 billion, and adjusted EPS[1]: $6.65.

A
On January 30, 2024, we announced our board of directors has authorized a 3-for-1 forward split of our common stock and a proportionate increase in the number of authorized shares. As a result of the stock split, each holder of record of common stock as of the close of business on February 22, 2024 will receive two additional shares of common stock, to be distributed after the close of trading on February 23, 2024. For additional information, refer to our Report on Form 8-K filed with the SEC dated January 31, 2024.

First Quarter

Metric	Q1
Consolidated net sales (cc)	Increase 4.0% to 5.0%, leap year estimated to benefit approximately 100bps
Consolidated operating income (cc)	Increase 3.0% to 4.5%
Adjusted EPS	$1.48 to $1.56 pre-split; $0.49 to $0.52 post-split

Fiscal Year 2025

Metric	FY 2025
Consolidated net sales (cc)	Increase 3.0% to 4.0%
Consolidated operating income (cc)	Increase 4.0% to 6.0%
Interest, net	Increase approximately $100M to $200M
Effective tax rate	Approximately 25.0% to 26.0%
Non-controlling interest	Relatively flat
Adjusted EPS	$6.70 to $7.12 pre-split; $2.23 to $2.37 post-split
Capital expenditures	Approximately 3.0% to 3.5% of net sales
[1] See additional information at the end of this release regarding non-GAPP financial measures. cc - constant currency

About Walmart
Walmart Inc. (NYSE: WMT) is a people-led, tech-powered omnichannel retailer helping people save money and live better - anytime and anywhere - in stores, online, and through their mobile devices. Each week, approximately 255 million customers and members visit more than 10,500 stores and numerous eCommerce websites in 19 countries. With fiscal year 2024 revenue of $648 billion, Walmart employs approximately 2.1 million associates worldwide. Walmart continues to be a leader in sustainability, corporate philanthropy, and employment opportunity. Additional information about Walmart can be found by visiting corporate.walmart.com, on Facebook at facebook.com/walmart, on X (formerly known as Twitter) at twitter.com/walmart, and on LinkedIn at linkedin.com/company/walmart.

Investor Relations contact: Steph Wissink – ir@walmart.com
Media Relations contact: Kasey Anderson – (800) 331-0085

Forward-Looking Statements

This release and related management commentary contains statements or may include or may incorporate by reference Walmart management’s guidance regarding adjusted earnings per share, consolidated net sales, consolidated operating income and consolidated adjusted operating income, consolidated operating expense, net interest expenses, non-controlling interest, capital expenditures, share repurchases, Walmart’s effective tax rate for the fiscal year ending January 31, 2025, and comparable sales, among other items. Walmart believes such statements may be deemed to be "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the "Act") and are intended to enjoy the protection of the safe harbor for forward-looking statements provided by the Act as well as protections afforded by other federal securities laws. Assumptions on which such forward-looking statements are based are also forward-looking statements. Such forward-looking statements are not statements of historical facts, but instead express our estimates or expectations for our consolidated, or one of our segment's or business’, economic performance or results of operations for future periods or as of future dates or events or developments that may occur in the future or discuss our plans, objectives or goals. Our actual results may differ materially from those expressed in or implied by any of these forward-looking statements as a result of changes in circumstances, assumptions not being realized or other risks, uncertainties and factors including: capital markets and business conditions; trends and events around the world and in the markets in which we operate; currency exchange rate fluctuations, changes in market interest rates and market levels of wages; changes in the size of various markets, including eCommerce markets; unemployment levels; inflation or deflation, generally and in particular product categories; consumer confidence, disposable income, credit availability, spending levels, shopping patterns, debt levels and demand for certain merchandise; the effectiveness of the implementation and operation of our strategies, plans, programs and initiatives; unexpected changes in our objectives and plans; the impact of acquisitions, investments, divestitures, and other strategic decisions; our ability to successfully integrate acquired businesses; changes in the trading prices or fair value of certain equity investments we hold; initiatives of competitors, competitors' entry into and expansion in our markets, and competitive pressures; customer traffic and average transactions in our stores and clubs and on our eCommerce websites; the mix of merchandise we sell, the cost of goods we sell and the shrinkage we experience; our gross profit margins; the financial performance of Walmart and each of its segments, including the amounts of our cash flow during various periods; the amount of our net sales and operating expenses denominated in the U.S. dollar and various foreign currencies; commodity prices and the price of gasoline and diesel fuel; challenges with our supply chain, including disruptions and issues relating to inventory management; disruptions in seasonal buying patterns; the availability of goods from suppliers and the cost of goods acquired from suppliers; our ability to respond to changing trends in consumer shopping habits; consumer acceptance of and response to our stores, clubs, eCommerce platforms, programs, merchandise offerings and delivery methods; cyber security events affecting us and related costs and impact to the business; developments in, outcomes of, and costs incurred in legal or regulatory proceedings to which we are a party or are subject, and the liabilities, obligations and expenses, if any, that we may incur in connection therewith; casualty and accident related costs and insurance costs; the turnover in our workforce and labor costs, including healthcare and other benefit costs; our effective tax rate and the factors affecting our effective tax rate, including assessments of certain tax contingencies, valuation allowances, changes in law, administrative audit outcomes, impact of discrete items and the mix of earnings between the U.S. and Walmart's international operations; changes in existing tax, labor and other laws and regulations and changes in tax rates including the enactment of laws and the adoption and interpretation of administrative rules and regulations; the imposition of new taxes on imports, new tariffs and changes in existing tariff rates; the imposition of new trade restrictions and changes in existing trade restrictions; adoption or creation of new, and modification of existing, governmental policies, programs, initiatives and actions in the markets in which Walmart operates and elsewhere and actions with respect to such policies, programs and initiatives; changes in accounting estimates or judgments; the level of public assistance payments; natural disasters, changes in climate, geopolitical events, global health epidemics or pandemics (such as the COVID-19 pandemic) and catastrophic events; and changes in generally accepted accounting principles in the United States.

Our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q filed with the SEC discuss other risks and factors that could cause actual results to differ materially from those expressed or implied by any forward-looking statement in the release and related management commentary. We urge you to consider all of the risks, uncertainties and factors identified above or discussed in such reports carefully in evaluating the forward-looking statements in this release. Walmart cannot assure you that the results reflected in or implied by any forward-looking statement will be realized or, even if substantially realized, that those results will have the forecasted or expected consequences and effects for or on our operations or financial performance. The forward-looking statements made today are as of the date of this release. Walmart undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.

Walmart Inc. Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended			Fiscal Year Ended
	January 31,			January 31,
(Amounts in millions, except per share data)	2024	2023	Percent Change	2024	2023	Percent Change
Revenues:
Net sales	$171,914	$162,743	5.6%	$642,637	$605,881	6.1%
Membership and other income	1,474	1,305	13.0%	5,488	5,408	1.5%
Total revenues	173,388	164,048	5.7%	648,125	611,289	6.0%
Costs and expenses:
Cost of sales	131,825	125,423	5.1%	490,142	463,721	5.7%
Operating, selling, general and administrative expenses	34,309	33,064	3.8%	130,971	127,140	3.0%
Operating income	7,254	5,561	30.4%	27,012	20,428	32.2%
Interest:
Debt	576	521	10.6%	2,259	1,787	26.4%
Finance lease obligations	119	89	33.7%	424	341	24.3%
Interest income	(146)	(103)	41.7%	(546)	(254)	115.0%
Interest, net	549	507	8.3%	2,137	1,874	14.0%
Other (gains) and losses	(813)	(3,848)	(78.9)%	3,027	1,538	96.8%
Income before income taxes	7,518	8,902	(15.5)%	21,848	17,016	28.4%
Provision for income taxes	1,840	3,093	(40.5)%	5,578	5,724	(2.6)%
Consolidated net income	5,678	5,809	(2.3)%	16,270	11,292	44.1%
Consolidated net (income) loss attributable to noncontrolling interest	(184)	466	NM	(759)	388	NM
Consolidated net income attributable to Walmart	$5,494	$6,275	(12.4)%	$15,511	$11,680	32.8%

Net income per common share:
Basic net income per common share attributable to Walmart	$2.04	$2.33	(12.4)%	$5.76	$4.29	34.3%
Diluted net income per common share attributable to Walmart	$2.03	$2.32	(12.5)%	$5.74	$4.27	34.4%

Weighted-average common shares outstanding:
Basic	2,690	2,696		2,692	2,724
Diluted	2,701	2,707		2,703	2,734

Dividends declared per common share	$—	$—		$2.28	$2.24

NM = Not Meaningful

Walmart Inc. Condensed Consolidated Balance Sheets (Unaudited)

	January 31,	January 31,
(Amounts in millions)	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	$9,867	$8,625
Receivables, net	8,796	7,933
Inventories	54,892	56,576
Prepaid expenses and other	3,322	2,521
Total current assets	76,877	75,655

Property and equipment, net	110,810	100,760
Operating lease right-of-use assets	13,673	13,555
Finance lease right-of-use assets, net	5,855	4,919
Goodwill	28,113	28,174
Other long-term assets	17,071	20,134
Total assets	$252,399	$243,197

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST, AND EQUITY
Current liabilities:
Short-term borrowings	$878	$372
Accounts payable	56,812	53,742
Accrued liabilities	28,759	31,126
Accrued income taxes	307	727
Long-term debt due within one year	3,447	4,191
Operating lease obligations due within one year	1,487	1,473
Finance lease obligations due within one year	725	567
Total current liabilities	92,415	92,198

Long-term debt	36,132	34,649
Long-term operating lease obligations	12,943	12,828
Long-term finance lease obligations	5,709	4,843
Deferred income taxes and other	14,629	14,688

Commitments and contingencies

Redeemable noncontrolling interest	222	237

Equity:
Common stock	268	269
Capital in excess of par value	5,081	4,969
Retained earnings	89,814	83,135
Accumulated other comprehensive loss	(11,302)	(11,680)
Total Walmart shareholders’ equity	83,861	76,693
Nonredeemable noncontrolling interest	6,488	7,061
Total equity	90,349	83,754
Total liabilities, redeemable noncontrolling interest, and equity	$252,399	$243,197

Walmart Inc. Condensed Consolidated Statements of Cash Flows (Unaudited)

	Fiscal Year Ended
	January 31,
(Amounts in millions)	2024	2023
Cash flows from operating activities:
Consolidated net income	$16,270	$11,292
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	11,853	10,945
Investment (gains) and losses, net	3,193	1,683
Deferred income taxes	(175)	449
Other operating activities	2,642	1,919
Changes in certain assets and liabilities, net of effects of acquisitions and dispositions:
Receivables, net	(797)	240
Inventories	2,017	(528)
Accounts payable	2,515	(1,425)
Accrued liabilities	(1,324)	4,393
Accrued income taxes	(468)	(127)
Net cash provided by operating activities	35,726	28,841

Cash flows from investing activities:
Payments for property and equipment	(20,606)	(16,857)
Proceeds from the disposal of property and equipment	250	170
Proceeds from disposal of certain operations	135	—
Payments for business acquisitions, net of cash acquired	(9)	(740)
Other investing activities	(1,057)	(295)
Net cash used in investing activities	(21,287)	(17,722)

Cash flows from financing activities:
Net change in short-term borrowings	512	(34)
Proceeds from issuance of long-term debt	4,967	5,041
Repayments of long-term debt	(4,217)	(2,689)
Dividends paid	(6,140)	(6,114)
Purchase of Company stock	(2,779)	(9,920)
Dividends paid to noncontrolling interest	(763)	(444)
Sale of subsidiary stock	716	66
Purchase of noncontrolling interest	(3,462)	(827)
Other financing activities	(2,248)	(2,118)
Net cash used in financing activities	(13,414)	(17,039)

Effect of exchange rates on cash, cash equivalents and restricted cash	69	(73)

Net increase (decrease) in cash, cash equivalents and restricted cash	1,094	(5,993)
Cash, cash equivalents and restricted cash at beginning of year	8,841	14,834
Cash, cash equivalents and restricted cash at end of year	$9,935	$8,841

Walmart Inc. Supplemental Financial Information (Unaudited)

Net sales and operating income

	Net Sales			Operating Income
	Three Months Ended			Three Months Ended
	January 31,			January 31,
(dollars in millions)	2024	2023	Percent Change	2024	2023	Percent Change
Walmart U.S.	$117,643	$113,744	3.4%	$6,075	$5,382	12.9%
Walmart International	32,419	27,575	17.6%	1,438	289	397.6%
Sam’s Club	21,852	21,424	2.0%	620	515	20.4%
Corporate and support	—	—	—	(879)	(625)	40.6%
Consolidated	$171,914	$162,743	5.6%	$7,254	$5,561	30.4%

	Net Sales			Operating Income
	Fiscal Year Ended			Fiscal Year Ended
	January 31,			January 31,
(dollars in millions)	2024	2023	Percent Change	2024	2023	Percent Change
Walmart U.S.	$441,817	$420,553	5.1%	$22,154	$20,620	7.4%
Walmart International	114,641	100,983	13.5%	4,909	2,965	65.6%
Sam’s Club	86,179	84,345	2.2%	2,192	1,964	11.6%
Corporate and support	—	—	—	(2,243)	(5,121)	-56.2%
Consolidated	$642,637	$605,881	6.1%	$27,012	$20,428	32.2%

U.S. comparable sales results

	With Fuel		Without Fuel		Fuel Impact
	13 Weeks Ended		13 Weeks Ended		13 Weeks Ended
	1/26/2024	1/27/2023	1/26/2024	1/27/2023	1/26/2024	1/27/2023
Walmart U.S.	4.0%	8.4%	4.0%	8.3%	0.0%	0.1%
Sam’s Club	1.9%	11.9%	3.1%	12.2%	-1.2%	-0.3%
Total U.S.	3.7%	8.9%	3.9%	8.8%	-0.2%	0.1%

	With Fuel		Without Fuel		Fuel Impact
	52 Weeks Ended		52 Weeks Ended		52 Weeks Ended
	1/26/2024	1/27/2023	1/26/2024	1/27/2023	1/26/2024	1/27/2023
Walmart U.S.	5.5%	6.9%	5.6%	6.6%	-0.1%	0.3%
Sam’s Club	2.3%	14.7%	4.8%	10.5%	-2.5%	4.2%
Total U.S.	5.0%	8.2%	5.5%	7.1%	-0.5%	1.1%
Comparable sales is a metric that indicates the performance of our existing stores and clubs by measuring the change in sales for such stores and clubs, and it is important to review in conjunction with the company’s financial results reported in accordance with GAAP. Walmart's definition of comparable sales includes sales from stores and clubs open for the previous 12 months, including remodels, relocations, expansions and conversions, as well as eCommerce sales. Comparable sales excluding fuel is also an important, separate metric that indicates the performance of our existing stores and clubs without considering fuel, which is volatile and unpredictable. Other companies in our industry may calculate comparable sales differently, limiting the comparability of the metric.

Walmart Inc. Reconciliations of and Other Information Regarding Non-GAAP Financial Measures (Unaudited)

The following information provides reconciliations of certain non-GAAP financial measures presented in the press release to which this reconciliation is attached to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles (GAAP). The company has provided the non-GAAP financial information presented in the press release, which is not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measures presented in the press release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for or alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the press release. The non-GAAP financial measures in the press release may differ from similar measures used by other companies.
Constant Currency
In discussing our operating results, the term currency exchange rates refers to the currency exchange rates we use to convert the operating results for countries where the functional currency is not the U.S. dollar into U.S. dollars. We calculate the effect of changes in currency exchange rates as the difference between current period activity translated using the current period's currency exchange rates and the comparable prior year period's currency exchange rates. Additionally, no currency exchange rate fluctuations are calculated for non-USD acquisitions until owned for 12 months.
Throughout our discussion, we refer to the results of this calculation as the impact of currency exchange rate fluctuations. When we refer to constant currency operating results, this means operating results without the impact of the currency exchange rate fluctuations. The disclosure of constant currency amounts or results permits investors to better understand Walmart’s underlying performance without the effects of currency exchange rate fluctuations.
The table below reflects the calculation of constant currency for total revenues, net sales and operating income for the three months and fiscal year ended January 31, 2024.

	Three Months Ended January 31, 2024				Fiscal Year Ended January 31, 2024
	Walmart International		Consolidated		Walmart International		Consolidated
(Dollars in millions)	2024	Percent Change[1]	2024	Percent Change[1]	2024	Percent Change[1]	2024	Percent Change[1]
Total revenues:
As reported	$32,772	17.2%	$173,388	5.7%	$116,049	13.1%	$648,125	6.0%
Currency exchange rate fluctuations	(1,268)	N/A	(1,268)	N/A	(2,980)	N/A	(2,980)	N/A
Total revenues (cc)	$31,504	12.7%	$172,120	4.9%	$113,069	10.2%	$645,145	5.5%

Net sales:
As reported	$32,419	17.6%	$171,914	5.6%	$114,641	13.5%	$642,637	6.1%
Currency exchange rate fluctuations	(1,259)	N/A	(1,259)	N/A	(2,964)	N/A	(2,964)	N/A
Net sales (cc)	$31,160	13.0%	$170,655	4.9%	$111,677	10.6%	$639,673	5.6%

Operating income:
As reported	$1,438	397.6%	$7,254	30.4%	$4,909	65.6%	$27,012	32.2%
Currency exchange rate fluctuations	(146)	N/A	(146)	N/A	(506)	N/A	(506)	N/A
Operating income (cc)	$1,292	347.1%	$7,108	27.8%	$4,403	48.5%	$26,506	29.8%
1 Change versus prior year comparable period reported results.
N/A - Not applicable

Adjusted operating income
Adjusted operating income is considered a non-GAAP financial measure under the SEC’s rules because it excludes certain charges included in operating income calculated in accordance with GAAP. Management believes that adjusted operating income is a meaningful measure to share with investors because it best allows comparison of the performance with that of the comparable period. In addition, adjusted operating income affords investors a view of what management considers Walmart’s core earnings performance and the ability to make a more informed assessment of such core earnings performance as compared with that of the prior year.
When we refer to adjusted operating income in constant currency, this means adjusted operating results without the impact of the currency exchange rate fluctuations. The disclosure of constant currency amounts or results permits investors to better understand Walmart’s underlying performance without the effects of currency exchange rate fluctuations. The tables below reflect the calculation of adjusted operating income and adjusted operating income in constant currency for the three months and fiscal year ended January 31, 2024 and 2023.

	Three Months Ended January 31,
	Walmart International		Consolidated
(Dollars in millions)	2024	2023	2024	2023
Operating income:
Operating income, as reported	$1,438	$289	$7,254	$5,561
Business reorganization and restructuring charges[1]	—	849	—	849
Adjusted operating income	$1,438	$1,138	$7,254	$6,410
Percent change[3]	26.4%	NP	13.2%	NP
Currency exchange rate fluctuations	(146)	—	(146)	—
Adjusted operating income, constant currency	$1,292	$1,138	$7,108	$6,410
Percent change[3]	13.5%	NP	10.9%	NP

	Fiscal Year Ended January 31,
	Walmart International		Consolidated
(Dollars in millions)	2024	2023	2024	2023
Operating income:
Operating income, as reported	$4,909	$2,965	$27,012	$20,428
Business reorganization and restructuring charges[1]	—	849	—	849
Opioid legal charges[2]	—	—	93	3,325
Adjusted operating income	$4,909	$3,814	$27,105	$24,602
Percent change[3]	28.7%	NP	10.2%	NP
Currency exchange rate fluctuations	(506)	—	(506)	—
Adjusted operating income, constant currency	$4,403	$3,814	$26,599	$24,602
Percent change[3]	15.4%	NP	8.1%	NP
1 Business reorganization and restructuring charges in the fourth quarter of fiscal 2023 primarily relate to compensation expenses incurred in connection with the strategic decisions made in the Walmart International segment.
2 Recorded in Corporate and support.
3 Change versus prior year comparable period.
NP - Not provided

Free cash flow
We define free cash flow as net cash provided by operating activities in a period minus payments for property and equipment made in that period. Net cash provided by operating activities was $35.7 billion for the fiscal year ended January 31, 2024, which represents an increase of $6.9 billion when compared to the same period in the prior year. The increase is primarily due to higher cash provided by operating income, as well as timing of certain payments and strategic inventory management as part of working capital initiatives, partially offset by payment of the remaining accrued opioid legal charges. Free cash flow for the fiscal year ended January 31, 2024 was $15.1 billion, which represents an increase of $3.1 billion when compared to the same period in the prior year. The increase in free cash flow is due to the increase in operating cash flows described above, partially offset by an increase of $3.7 billion in capital expenditures to support our investment strategy.
Free cash flow is considered a non-GAAP financial measure. Management believes, however, that free cash flow, which measures our ability to generate additional cash from our business operations, is an important financial measure for use in evaluating the Company's financial performance. Free cash flow should be considered in addition to, rather than as a substitute for, consolidated net income as a measure of our performance and net cash provided by operating activities as a measure of our liquidity.
Additionally, Walmart’s definition of free cash flow is limited, in that it does not represent residual cash flows available for discretionary expenditures, due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our Consolidated Statements of Cash Flows.
Although other companies report their free cash flow, numerous methods may exist for calculating a company’s free cash flow. As a result, the method used by Walmart’s management to calculate our free cash flow may differ from the methods used by other companies to calculate their free cash flow.
The following table sets forth a reconciliation of free cash flow, a non-GAAP financial measure, to net cash provided by operating activities, which we believe to be the GAAP financial measure most directly comparable to free cash flow, as well as information regarding net cash used in investing activities and net cash used in financing activities.

	Fiscal Year Ended
	January 31,
(Dollars in millions)	2024	2023
Net cash provided by operating activities	$35,726	$28,841
Payments for property and equipment (capital expenditures)	(20,606)	(16,857)
Free cash flow	$15,120	$11,984

Net cash used in investing activities[1]	$(21,287)	$(17,722)
Net cash used in financing activities	(13,414)	(17,039)
1 "Net Cash used in investing activities" includes payments for property and equipment, which is also included in our computation of free cash flow.

Adjusted EPS
Adjusted diluted earnings per share attributable to Walmart (Adjusted EPS) is considered a non-GAAP financial measure under the SEC’s rules because it excludes certain amounts included in the diluted earnings per share attributable to Walmart calculated in accordance with GAAP (EPS), the most directly comparable financial measure calculated in accordance with GAAP. Management believes that Adjusted EPS is a meaningful measure to share with investors because it best allows comparison of the performance with that of the comparable period. In addition, Adjusted EPS affords investors a view of what management considers Walmart’s core earnings performance and the ability to make a more informed assessment of such core earnings performance with that of the prior year.
We adjust for the unrealized and realized gains and losses on our equity and other investments each quarter because although the investments are strategic decisions for the company’s retail operations, management’s measurement of each strategy is primarily focused on the operational results rather than the fair value of such investments. Additionally, management does not forecast changes in the fair value of its equity and other investments. Accordingly, management adjusts EPS each quarter for the unrealized and realized gains and losses related to those investments.
We have calculated Adjusted EPS for the three months and fiscal year ended January 31, 2024 by adjusting EPS for the following:
1.unrealized and realized gains and losses on the Company’s equity and other investments; and
2.incremental opioid settlement expense.

	Three Months Ended January 31, 2024[4]
Diluted earnings per share:
Reported EPS				$2.03

Adjustments:	Pre-Tax Impact	Tax Impact[1,2]	NCI Impact[3]	Net Impact
Unrealized and realized (gains) and losses on equity and other investments[5]	$(0.31)	$0.08	$—	$(0.23)

Adjusted EPS				$1.80

	Fiscal Year Ended January 31, 2024[4]
Diluted earnings per share:
Reported EPS				$5.74

Adjustments:	Pre-Tax Impact	Tax Impact[1,2]	NCI Impact[3]	Net Impact
Unrealized and realized (gains) and losses on equity and other investments[6]	$1.15	$(0.27)	$—	$0.88
Incremental opioid settlement expense	0.04	(0.01)	—	0.03
Net adjustments				$0.91

Adjusted EPS				$6.65

1 Tax impact calculated based on nature of item, including any realizable deductions, and statutory rate in effect for relevant jurisdictions.
2 The reported effective tax rate was 24.5% and 25.5% for the three months and fiscal year ended January 31, 2024, respectively. Adjusted for the above items, the effective tax rate was 24.5% and 25.2% for the three months and fiscal year ended January 31, 2024, respectively.
3 Calculated based on the ownership percentages of our noncontrolling interests.
4 Quarterly adjustments or adjusted EPS may not sum to YTD adjustments or YTD adjusted EPS due to rounding. Additionally, the individual components in the tables above may include immaterial rounding.
5 For the three months ended January 31, 2024, net gains were primarily driven by an increase in the underlying stock price of our investment in Symbotic and an increase in the fair value of our Asda debt securities, partially offset by a decrease in the underlying stock price of our investment in JD.com.
6 For the fiscal year ended January 31, 2024, net losses were primarily driven by a decrease in the underlying stock price of our investment in JD.com, partially offset by an increase in the underlying stock price of our investment in Symbotic and an increase in the fair value of our Asda debt securities.

As previously disclosed in our fiscal year ended January 31, 2023 press release, we have calculated Adjusted EPS for the three months and fiscal year ended January 31, 2023 by adjusting EPS for the following: (1) unrealized and realized gains and losses on the company’s equity and other investments; (2) gain on sale of equity method investment in Brazil; (3) a discrete tax item; (4) opioid legal charges; and (5) business reorganization and restructuring charges in Walmart International.

	Three Months Ended January 31, 2023
Diluted earnings per share:
Reported EPS				$2.32

Adjustments:	Pre-Tax Impact	Tax Impact[1,2]	NCI Impact[3]	Net Impact
Unrealized and realized (gains) and losses on equity and other investments[5]	$(1.43)	$0.27	$—	$(1.16)
Business reorganization and restructuring charges	0.31	0.40	(0.16)	0.55
Net adjustments[4]				$(0.61)

Adjusted EPS[4]				$1.71

	Fiscal Year Ended January 31, 2023[4]
Diluted earnings per share:
Reported EPS				$4.27

Adjustments:	Pre-Tax Impact	Tax Impact[1,2]	NCI Impact[3]	Net Impact
Unrealized and realized (gains) and losses on equity and other investments[6]	$0.77	$(0.12)	$—	$0.65
Business reorganization and restructuring charges	0.31	0.39	(0.16)	0.54
Opioid legal charges	1.22	(0.17)	—	1.05
Gain on sale of equity method investment in Brazil	(0.16)	—	—	(0.16)
Discrete tax item	—	(0.06)	—	(0.06)
Net adjustments				$2.02

Adjusted EPS				$6.29

1Tax impact calculated based on nature of item, including any realizable deductions, and statutory rate in effect for relevant jurisdictions. Business reorganization and restructuring charges include tax amounts incurred on separation of Flipkart and PhonePe. No tax expense was incurred in connection with the gain on sale of equity method investment in Brazil.
2 The reported effective tax rate was 34.7% and 33.6% for the three months and fiscal year ended January 31, 2023, respectively. Adjusted for the above items, the effective tax rate was 21.7% and 24.7% for the three months and fiscal year ended January 31, 2023, respectively.
3 Calculated based on the ownership percentages of our noncontrolling interests.
4 Quarterly adjustments or adjusted EPS may not sum to YTD adjustments or YTD adjusted EPS due to rounding. Additionally, the individual components in the tables above may include immaterial rounding.
5 For the three months ended January 31, 2023, net gains were primarily driven by increases in the underlying stock price of our investment in JD.com.
6 For the fiscal year ended January 31, 2023, net losses were primarily driven by decreases in the underlying stock price of our investment in JD.com.

Return on investment
We include return on assets ("ROA"), which is calculated in accordance with U.S. generally accepted accounting principles ("GAAP") as well as return on investment ("ROI") as measures to assess returns on assets. Management believes ROI is a meaningful measure to share with investors because it helps investors assess how effectively Walmart is deploying its assets. Trends in ROI can fluctuate over time as management balances long-term strategic initiatives with possible short-term impacts. We consider ROA to be the financial measure computed in accordance with GAAP that is the most directly comparable financial measure to our calculation of ROI.
ROA was 6.6 percent and 4.6 percent for the trailing twelve months ended January 31, 2024 and 2023, respectively. The increase in ROA was primarily due to an increase in consolidated net income during the trailing twelve month period primarily due to higher operating income. ROI was 15.0 percent and 12.7 percent for the trailing 12 months ended January 31, 2024 and 2023, respectively. The increase in ROI was the result of an increase in operating income primarily due to lapping opioid legal charges as well as business reorganization and restructuring charges incurred in the prior year comparable period, as well as improvements in business performance, partially offset by an increase in average invested capital primarily due to higher purchases of property and equipment.
We define ROI as operating income plus interest income, depreciation and amortization, and rent expense for the trailing twelve months divided by average invested capital during that period. We consider average invested capital to be the average of our beginning and ending total assets, plus average accumulated depreciation and average amortization, less average accounts payable and average accrued liabilities for that period.
Our calculation of ROI is considered a non-GAAP financial measure because we calculate ROI using financial measures that exclude and include amounts that are included and excluded in the most directly comparable GAAP financial measure. For example, we exclude the impact of depreciation and amortization from our reported operating income in calculating the numerator of our calculation of ROI. As mentioned above, we consider ROA to be the financial measure computed in accordance with generally accepted accounting principles most directly comparable to our calculation of ROI. ROI differs from ROA (which is consolidated net income for the period divided by average total assets for the period) because ROI: adjusts operating income to exclude certain expense items and adds interest income; adjusts total assets for the impact of accumulated depreciation and amortization, accounts payable and accrued liabilities to arrive at total invested capital. Because of the adjustments mentioned above, we believe ROI more accurately measures how we are deploying our key assets and is more meaningful to investors than ROA. Although ROI is a standard financial measure, numerous methods exist for calculating a company’s ROI. As a result, the method used by management to calculate our ROI may differ from the methods used by other companies to calculate their ROI.

The calculation of ROA and ROI, along with a reconciliation of ROI to the calculation of ROA is as follows:

CALCULATION OF RETURN ON ASSETS
		Trailing Twelve Months
		Ended	January 31,
(Dollars in millions)		2024	2023
Numerator
Consolidated net income		$16,270	$11,292
Denominator
Average total assets[1]		247,798	244,029
Return on assets (ROA)		6.6%	4.6%

CALCULATION OF RETURN ON INVESTMENT
Numerator
Operating income		$27,012	$20,428
+ Interest income		546	254
+ Depreciation and amortization		11,853	10,945
+ Rent		2,277	2,306
ROI operating income		$41,688	$33,933

Denominator
Average total assets[1]		$247,798	$244,029
'+ Average accumulated depreciation and amortization[1]		114,944	106,249
'- Average accounts payable[1]		55,277	54,502
'- Average accrued liabilities[1]		29,943	28,593
Average invested capital		$277,522	$267,183
Return on investment (ROI)		15.0%	12.7%

	January 31,
Certain Balance Sheet Data	2024	2023	2022
Total assets	$252,399	$243,197	$244,860
Accumulated depreciation and amortization	119,602	110,286	102,211
Accounts payable	56,812	53,742	55,261
Accrued liabilities	28,759	31,126	26,060
1 The average is based on the addition of the account balance at the end of the current period to the account balance at the end of the prior period and dividing by 2.